Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Jenifer Kirtland (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5445 sdimattia@evcgroup.com

AngioDynamics Reports Financial Results for Fiscal First Quarter 2009
•	Net Sales Increase 18% to $44.3 Million

•	Net Income of $2.2 Million and EPS of $0.09

•	Significant IRE NanoKnife™ Development Progress
•	FY 2009 Net Sales Guidance of $205-$210 Million and GAAP EPS Guidance of Approximately $0.55 Reaffirmed
•	Conference Call Begins Today at 4:30 p.m. Eastern Time

QUEENSBURY, N.Y. October 2, 2008 — AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today reported financial results for the first quarter ended August 31, 2008.  Financial results include the acquisition of Diomed assets since June 17, 2008, the date of acquisition.

Net sales in the fiscal first quarter were $44.3 million, an 18% increase over the $37.5 million reported in the first quarter a year ago.  Gross margin rose in the first quarter to 61.9% from 60.0% in the prior year’s first quarter.  Operating income increased in the first quarter to $3.8 million compared with $3.5 million a year ago.  Net income was $2.2 million or $0.09 per share in the fiscal first quarter, as compared with $2.4 million or $0.10 per share for the corresponding period one year ago.  EBITDA (Non GAAP) increased 20% to $6.7 million or $0.27 per share from $5.6 million or $0.23 in the first quarter a year ago.

During the first quarter of fiscal 2009 AngioDynamics began operating three business units: Peripheral Vascular, Access and Oncology/Surgery.  Peripheral Vascular business unit sales were $18.4 million in the quarter, an increase of 31% from the first quarter a year ago, inclusive of the laser ablation products acquired from Diomed.  Access business unit sales were $15.7 million in the quarter, an increase of 6% from the first quarter a year ago, and Oncology/Surgery sales grew 18% to $10.2 million in the first quarter.

“Fiscal 2009 is off to a very good start.  The acquisition of Diomed has established AngioDynamics as the market leader in the laser ablation of varicose veins.  In addition,   we completed the reorganization of the Company into three market-focused business units, and we continued to develop our IRE technology.  I am pleased with how rapidly we transitioned to our business unit operating structure.  We have nearly completed the planned 40% expansion of our Peripheral Vascular and Access sales forces as well as made a number of other significant hires,” said Eamonn P. Hobbs, President and CEO.

“During the quarter, we hired 35 former Diomed employees and integrated them into our Peripheral Vascular business unit.  In addition, we immediately began implementing laser system and disposable product transition strategies.  Customer demand for the EVLT® disposable products remained strong during the quarter.  However, first quarter laser system sales were impacted by the market’s uncertainty regarding Diomed during the months leading up to our acquisition.  We believe we are gaining momentum in the marketplace and expect laser systems sales to grow as the year progresses,” added Mr. Hobbs.

“We continue to make significant progress with NanoKnife, our first irreversible electroporation (IRE) product development program,” continued Mr. Hobbs.  “A key component of the NanoKnife program is the placement of systems with key thought leaders, including five of the top 10 cancer centers, in the U.S. and Europe.  While our original plan was to place a total of 20 units, we have decided to increase the number to 25 due to the strong level of interest from leading specialists.  To date, 12 NanoKnife IRE Systems have been installed and another 13 have been either shipped or are scheduled for shipment,” added Mr. Hobbs.

“Investigator- sponsored clinical studies for liver, pancreatic, kidney, and lung lesions are expected to begin during our second and third fiscal quarters.  We have had excellent results with the 17 prostate cancer patients who have been treated with NanoKnife in the U.S.  In Italy, a second prostate cancer study with Italian Ministry of Health approval has begun with Professor Maurizio Brausi at the Carpi General Hospital near Bologna, Italy.  In addition, we continue to pursue Australian, Canadian, and European regulatory approvals. During the quarter, we also made progress in developing pre-clinical program protocols for uterine fibroid ablation, brain, pancreatic, kidney, liver, lung, and endovascular therapies,” concluded Mr. Hobbs.

The Company reported cash and investments at August 31, 2008 of $59.2 million and long term debt of $7.3 million.

Fiscal 2009 Guidance

The Company reaffirmed its outlook for fiscal 2009 of net sales in the range of $205 - $210 million, GAAP operating income in the range of $21-$22 million, GAAP EPS of approximately $0.55 and EBITDA in the range of $33-35 million.

Conference Call

AngioDynamics management will host a conference call to discuss its first quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (800) 218-0204 from the U.S. or for international callers, please dial +1 (303) 262-2053.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company's Web site at http://investor.angiodynamics.com.  To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software.

A replay will be available on the website. A telephone replay will be available from 6:30 p.m. Eastern time on October 2, 2008 through 11:59 p.m. Eastern time on October 9, 2008 by dialing 1 (800) 405-2236 (domestic) or +1 (303) 590-3000 (international) and entering the passcode: 11119718#.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company's business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, the Company has reported non-GAAP EBITDA, (earnings before interest, taxes, depreciation and amortization), and EBITDA per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing the Company's performance over different periods, particularly when comparing this period to periods in which the Company did not incur any expenses relating to these activities or items. By using these non-GAAP measures, management believes that investors get a better picture of the performance of the Company's underlying business. Management encourages investors to review the Company's financial results prepared in accordance with GAAP to understand the Company's performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on the Company's financial results. Please see the tables that follow for a reconciliation of GAAP to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation and irreversible electroporation resection systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties.  Investors are cautioned that actual events or results may differ from the Company's expectations.  Factors that may affect the actual results achieved by the Company include, without limitation, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of the Company to integrate the purchased Diomed businesses as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2008.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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(Tables to Follow)

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	August 31,	August 31,
	2008	2007
	(unaudited)

Net sales	$44,323	$37,526
Cost of sales	16,866	15,025
Gross profit	27,457	22,501
% of net sales	61.9%	60.0%

Operating expenses
Research and development	3,962	2,711
Sales and marketing	13,091	10,549
General and administrative	4,331	4,132
Amortization of intangibles	2,251	1,588
Total operating expenses	23,635	18,980
Operating income	3,822	3,521
Other income (expense), net	(251)	288
Income before income taxes	3,571	3,809
Provision for income taxes	1,360	1,429
Net income	$2,211	$2,380

Earnings per common share
Basic	$0.09	$0.10
Diluted	$0.09	$0.10

Weighted average common shares
Basic	24,298	23,969
Diluted	24,474	24,244

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended
	August 31,	August 31,
	2008	2007
	(unaudited)

Operating income	$3,822	$3,521

Amortization of intangibles	2,252	1,588
Depreciation	653	504
EBITDA	$6,727	$5,613

EBITDA per common share
Basic	$0.28	$0.23
Diluted	$0.27	$0.23

Weighted average common shares
Basic	24,298	23,969
Diluted	24,474	24,244

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY BUSINESS UNIT AND BY GEOGRAPHY
(in thousands)

	Three months ended
	August 31,	August 31,
	2008	2007
	(unaudited)

Net Sales by Business Unit
Peripheral Vascular	$18,434	$14,087
Access	15,686	14,782
Oncology/Surgery	10,203	8,657
Total	$44,323	$37,526

Net Sales by Geography
United States	$39,261	$34,007
International	5,062	3,519
Total	$44,323	$37,526

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 31,	May 31,
	2008	2008
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$18,518	$32,040
Restricted cash	-	68
Marketable securities	40,731	46,182
Total cash and investments	59,249	78,290

Receivables, net	24,375	26,642
Inventories, net	28,199	22,901
Deferred income taxes	8,450	10,902
Prepaid expenses and other	5,162	3,147
Total current assets	125,435	141,882

Property, plant and equipment, net	22,253	21,163
Intangible assets, net	72,759	71,311
Goodwill	164,522	162,707
Deferred income taxes	7,199	6,860
Other non-current assets	3,802	4,824
Total Assets	$395,970	$408,747

Liabilities and Stockholders' Equity
Current portion of long-term debt	$340	$10,040
Contractual payments on acquisition of business, net	9,688	9,625
Other current liabilities	19,005	19,537
Litigation provision	-	6,757
Long-term debt, net of current portion	6,990	7,075
Total Liabilities	36,023	53,034

Stockholders' equity	359,947	355,713
Total Liabilities and Stockholders' Equity	$395,970	$408,747

Shares outstanding	24,362	24,268

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended
	August 31,	August 31,
	2008	2007
	(unaudited)

Cash flows from operating activities:
Net income	$2,211	$2,380
Depreciation and amortization	2,905	2,092
Tax effect of exercise of stock options	(74)	76
Deferred income taxes	2,278	981
Stock-based compensation	1,200	1,211
Other	173	69
Changes in operating assets and liabilities
Receivables	3,544	965
Inventories	(2,114)	(2,693)
Accounts payable and accrued liabilities	387	(2,829)
Litigation provision	(6,757)	120
Other	(2,081)	(1,868)
Net cash provided by operating activities	1,672	504

Cash flows from investing activities:
Additions to property, plant and equipment	(1,286)	(2,604)
Acquisition of intangible assets and business	(10,597)	(1,193)
Change in restricted cash	68	502
Purchases, sales and maturities of marketable securities, net	5,369	(2,768)
Net cash used in investing activities	(6,446)	(6,063)

Cash flows from financing activities:
Repayment of long-term debt	(9,785)	(70)
Proceeds from exercise of stock options and ESPP	1,140	738
Other	-	4
Net cash (used in) provided by financing activities	(8,645)	672

Effect of exchange rate changes on cash	(103)	-
Decrease in cash and cash equivalents	(13,522)	(4,887)

Cash and cash equivalents
Beginning of period	32,040	28,313
End of period	$18,518	$23,426